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                                                                     Exhibit 3.1

                           SECOND AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                           PETCO ANIMAL SUPPLIES, INC.

                  PETCO ANIMAL SUPPLIES, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "General Corporation Law"), hereby certifies as follows:

                  1. The name of this corporation is PETCO Animal Supplies, Inc. The Corporation was originally incorporated under the name PASI SHELL COMPANY, and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 9, 1991.

                  2. Pursuant to Sections 228, 242 and 245 of the General Corporation Law, this Second Amended and Restated Certificate of Incorporation further restates and integrates and amends the provisions of the Certificate of Incorporation of PETCO Animal Supplies, Inc.

                  3. The text of the Certificate of Incorporation as heretofore amended or supplemented is hereby restated and amended to read in its entirety as follows:

                  "FIRST: The name of the corporation (hereinafter the "Corporation") is

                          PETCO ANIMAL SUPPLIES, INC.

                  SECOND: The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at that address is the Corporation Service Company.

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                  THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "General Corporation Law").

                  FOURTH: The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of which the Corporation shall have authority to issue is Two Hundred Fifty Five Million (255,000,000) of which (i) Two Hundred Fifty Million (250,000,000) shares shall be Common Stock, par value $.001 per share, and (ii) Five Million (5,000,000) shares shall be Preferred Stock, par value $.01 par share.

                                    The Preferred Stock may be issued from time
                  to time in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issue of any shares thereof. The Board of Directors is hereby authorized, by filing a certificate pursuant to the General Corporation Law, to fix or alter from time to time the designation, powers, preferences, privileges and rights of the shares of each such series, including, without limitation, the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions, if any), the redemption price or prices, the liquidation preferences, any other designations, preferences and relative, participating, optional or other special rights, and any qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, and the number of shares constituting any such unissued series and the designation thereof, or any of the foregoing; and to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series of Preferred Stock subsequent to the issue of shares of that series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

                  FIFTH: The Corporation is to have perpetual existence.

                  SIXTH: 1. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors. The authorized number of directors shall be set forth in the Bylaws of the Corporation as adopted or as set from time to time by an amendment to the Bylaws duly adopted by the Board of Directors or by the stockholders.

                           2. The directors shall be divided into three classes,
                  designated Class I, Class II and Class III. The number of directors in each class shall be the whole number contained in the quotient arrived at by dividing the number of directors by three, and if a fraction is also contained in such quotient then if such fraction is one-third (1/3) the extra director shall be a member of Class III and if the fraction

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                  is two-thirds (2/3) one of the extra directors shall be a
                  member of Class III and the other shall be a member of Class
                  II. Each director shall serve for a term ending on the date of the third annual meeting of stockholders next following the annual meeting at which such director was elected, provided that directors initially designated as Class I directors shall serve for a term ending on the date of the 2003 annual meeting, directors initially designated as Class II directors shall serve for a term ending on the date of the 2004 annual meeting and directors initially designated as Class III directors shall serve for a term ending on the date of the 2005 annual meeting. Notwithstanding the foregoing, each director shall hold office until such director's successor shall have been duly elected and qualified or until such director's earlier death, resignation or removal. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no event will a decrease in the number of directors shorten the term of any incumbent director. Vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors may be filled solely by a majority of the directors then in office (although less than a quorum) or by a sole remaining director, and each director so elected shall hold office for a term that shall coincide with the remaining term of the class to which such director shall have been elected. Whenever the holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, the nomination, election, term of office, filling of vacancies, removal and other features of such directorships shall not be governed by this ARTICLE SIXTH unless otherwise provided for in the certificate of designation for such classes or series.

                           3. No director may be removed from office by the
                  stockholders except for cause with the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding securities of the Corporation then entitled to vote generally in the election of directors, voting together as a single class.

                  SEVENTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation and for the further definition of the powers of the Corporation and its directors and stockholders:

                           1. In furtherance and not in limitation of the power
                  conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the bylaws of the Corporation.

                                    The stockholders may adopt, amend or repeal
                  the bylaws only with the affirmative vote of the holders of not less than 66 2/3% of the total voting power of all outstanding securities of the Corporation then entitled to vote generally in the election of directors, voting together as a single class.

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                           2. Elections of directors need not be by written
                  ballot unless the bylaws of the Corporation so provide.

                           3. Any action required or permitted to be taken at
                  any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with the General Corporation Law, and may not be taken by written consent of stockholders without a meeting.

                           4. Special meetings of stockholders may be called by
                  the Board of Directors, the Chairman of the Board of Directors, the President or the Secretary of the Corporation and may not be called by any other person. Notwithstanding the foregoing, whenever holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, such holders may call special meetings of such holders pursuant to the certificate of designation for such classes or series.

                  EIGHTH: No director of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under
                  Section 174 of the General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

                                    If the General Corporation Law is hereafter
                  amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of the director to the Corporation shall be limited or eliminated to the fullest extent permitted by the General Corporation Law, as so amended from time to time. Any repeal or modification of this Article EIGHTH by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

                  NINTH: The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the General Corporation Law; PROVIDED, HOWEVER, that no amendment, alteration, change or repeal may be made to Articles SIXTH, SEVENTH and NINTH without the affirmative vote of the holders of not less than 66 2/3% of the total voting power of all outstanding securities of the Corporation then entitled to vote generally in the election of directors, voting together as a single class. All rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article NINTH.

                  TENTH: Meetings of stockholders may be held within or without the State

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                  of Delaware, as the bylaws of the Corporation may provide. The books of the Corporation may be kept (subject to any provision contained in the General Corporation Law) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors of the Corporation or in the bylaws of the Corporation.

                  ELEVENTH: Each reference in this Certificate of Incorporation to any provision of the General Corporation Law refers to the specified provision of the General Corporation Law of the State of Delaware, as the same now exists or as it may hereafter be amended or superseded."

                  4. The foregoing amendment and restatement of the Certificate of Incorporation has been duly approved and adopted by the Board of Directors and the stockholders of the Corporation in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law.

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                  IN WITNESS WHEREOF, PETCO ANIMAL SUPPLIES, INC. has caused this Certificate to be signed by Brian K. Devine, its Chief Executive Officer and President, and James M. Myers, its Secretary, this _____ day of _______________, 2002.


                                   PETCO ANIMAL SUPPLIES, INC.
                                   a Delaware corporation



                                   By:     _______________________________
                                           Brian K. Devine
                                           Chief Executive Officer and President


ATTEST



By:      _________________________
         James M. Myers
         Secretary